Exhibit 99.2

SAKS INCORPORATED AGREES TO SELL PROFFITT’S/MCRAE’S TO BELK, INC. FOR $622 MILLION AND EXPLORE STRATEGIC ALTERNATIVES FOR NORTHERN DEPARTMENT STORE GROUP AND CLUB LIBBY LU

—Saks will continue to operate Parisian and Saks Fifth Avenue Enterprises businesses—

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (April 29, 2005) – Retailer Saks Incorporated (NYSE: SKS; the “Company”) today announced plans for its Saks Department Store Group (“SDSG”) business segment. These plans include selling its Proffitt’s/McRae’s business to Belk, Inc. (“Belk”) for $622 million; exploring strategic alternatives for its northern department store division and Club Libby Lu, which could include the sale of one or both; and retaining and continuing to operate the Company’s Parisian stores. The Company also will continue to operate its Saks Fifth Avenue Enterprises (“SFAE”) business segment.

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, said, “Over the last several years, we have dedicated significant management effort, investment, and resources into strengthening our SDSG franchises and positioning the business for future growth.

“In conjunction with this focus, we have very carefully considered strategic options to improve the profitability of these assets and to enhance shareholder value. As a result, we believe it is appropriate to divide the SDSG businesses into distinct enterprises and permit each to have its own focused future. The decisions to sell Proffitt’s and McRae’s, to explore strategic alternatives for our northern department store group and Club Libby Lu, and to continue to operate Parisian were made very deliberately. We believe this strategy is in the long-term best interests of our shareholders, our customers, and our associates.”

Sale of Proffitt’s/McRae’s to Belk

The Company has reached a definitive agreement with Belk, whereby Belk will acquire substantially all of the assets directly involved in the Proffitt’s and McRae’s operations in a cash transaction for $622 million, plus the assumption of approximately $1 million in capitalized lease obligations and the assumption of certain other ordinary course liabilities associated with the acquired assets. The assets include the real and personal property and inventory associated with 22 Proffitt’s stores and 25 McRae’s stores. Belk will also assume operating leases on leased store locations. The 47 Proffitt’s/McRae’s stores being sold are located throughout 11 Southeastern states and generated revenues of approximately $700 million in 2004.

The transaction is subject to various closing conditions, including the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed in the second quarter of 2005.

Belk will offer all current Proffitt’s and McRae’s store associates employment and will operate the Proffitt’s/McRae’s headquarters in Alcoa (metropolitan Knoxville), Tennessee for a transition period anticipated through September 2005. During that time, Proffitt’s/McRae’s corporate associates in the Alcoa headquarters will either be offered positions with Belk or will be given appropriate severance packages. Belk also will contract with Saks Incorporated to provide certain support services, including information technology, credit services, and other back office support functions, for a limited period of time.

Exploring Strategic Alternatives for Northern Department Stores and Club Libby Lu

The Company also announced that it is exploring strategic alternatives for its northern department store division (as one entity), operating under the nameplates of Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s, and Younkers, as well as its Club Libby Lu specialty store business. The strategic alternatives could include the sale of the northern department store division and/or Club Libby Lu. Goldman Sachs & Co. and Citigroup have been retained to advise the Company in this process as well as on the Proffitt’s/McRae’s transaction. There can be no assurance that this strategic alternative process will result in a transaction or transactions.

The northern department store group consists of 143 stores located throughout 12 Midwestern and Great Plains states which generated revenues of approximately $2.2 billion in 2004. “We believe it is the appropriate time to explore strategic alternatives for our northern department store group,” Martin said. “We think there is a very bright future for this business and that the opportunity exists to gain trade-area share in the midst of disruption associated with various merger integration activities currently taking place at our competitors. This strategic alternative process can lead to an exciting and independent future for this business, as well as create shareholder value for Saks Incorporated.”

The Company acquired specialty store retailer Club Libby Lu in May 2003. At that time, the experience-driven retail concept catering to pre-teen girls only had eleven stores in operation. Since the acquisition, the Company has refined and rapidly expanded the concept to 43 stores and 23 in-store shops located within SDSG stores. Twenty additional Club Libby Lu stores and in-store shops are scheduled to open in 2005. Club Libby Lu revenues were approximately $30 million in 2004. Martin noted, “Club Libby Lu offers a truly unique assortment of products and experiences for the ‘tween’ customer. We believe there are both domestic and international growth opportunities for Club Libby Lu and that this strategic alternative process also can result in an independent future for this high-growth business.”

Retaining Operations of Parisian and SFAE

The Company will retain the operations of Parisian, which operates 38 stores in nine states and generated 2004 revenues of approximately $700 million. Also, the Company will keep the McRae’s stores in Tuscaloosa, Gadsden, and Dothan, Alabama, as well as the McRae’s store in the Riverchase Galleria in Birmingham. The Company will convert the Tuscaloosa and Gadsden locations into Parisian stores and will explore options for the Dothan and Riverchase stores. Martin noted, “Adding these locations to Parisian’s store base will strengthen our extraordinary Parisian franchise in Alabama. Additionally, we have already announced plans to open a new Parisian store in metropolitan Birmingham and to enter the new markets of Memphis, Tennessee and Little Rock and Rogers, Arkansas over the next 18 months. These planned new units indicate Parisian’s growth potential, and we are excited about charting the future for and creating long-term value in this very special business.”

The Company also will continue to operate SFAE, which consists of 57 Saks Fifth Avenue stores, 52 Saks Off 5th stores, and saks.com and generated 2004 revenues of approximately $2.7 billion. Martin said, “2004 was a year of solid progress at SFAE. We improved operating performance while making strategic investments in the business; strengthened our real estate portfolio by opening select new stores and closing others; continued to invest in the direct business; and began the process of fulfilling our promise to ‘expertly deliver personalized style’ to our customers through focused, world-class merchandise, service, and marketing strategies. We have established the foundation and a clear direction for a very bright future in this business.”

About the Companies

Saks Incorporated and SDSG

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 57 Saks Fifth Avenue stores, 52 Saks Off 5th stores, and saks.com. The Company also operates its Saks Department Store Group (SDSG) with 232 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 43 Club Libby Lu specialty stores.

SDSG occupies a distinctive competitive niche in the retail landscape, positioned as the “hometown department store” in the markets they serve. SDSG nameplates have a rich heritage. Most have been in existence for more than a century, and all are embedded with substantial brand equity. SDSG’s stores operate from a high quality, well-maintained real estate portfolio, principally as anchors in the leading regional or community malls throughout the Southeastern, Midwestern, and Great Plains regions of the United States.

Belk, Inc.

Charlotte, North Carolina based Belk, Inc. is the nation’s largest privately-owned department store company with 228 stores in 14 Southeastern states.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation and the consequences thereof; and the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.